ASSET PURCHASE AGREEMENT
                                     Between
                             ARBILL INDUSTRIES, INC.
                                       And
                         EASTCO INDUSTRIAL SAFETY CORP.

                                December 14, 1998

                                TABLE OF CONTENTS

                                                                                                            Page(s)

ARTICLE I
DEFINITIONS
         1.1.     Defined Terms...................................................................................1

ARTICLE II
BASIC TRANSACTION
         2.1      Purchase and Sale of Assets....................................................................13
         2.2      Retention and Assumption of Liabilities........................................................13
         2.3      Purchase Price.................................................................................14
         2.4      The Closings...................................................................................19
         2.5      Deliveries at the First Closing................................................................20
         2.6      Delivery at the Account Receivable Closing.....................................................22
         2.7      Allocation.....................................................................................23

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
         3.1      Organization of the Seller and the Manufacturing Subsidiaries..................................23
         3.2      Authorization of Transaction...................................................................23
         3.3      Noncontravention...............................................................................24
         3.4      Brokers' Fees..................................................................................24
         3.5      Title to Assets................................................................................24
         3.6      Financial Statements...........................................................................24
         3.7      Events Subsequent to Most Recent Fiscal Year End...............................................25
         3.8      Undisclosed Liabilities........................................................................26
         3.9      Legal Compliance...............................................................................26
         3.10     Tax Matters....................................................................................26
         3.11     Real Estate Leases.............................................................................27
         3.12     Intellectual Property..........................................................................28
         3.13     Tangible Assets................................................................................29
         3.14     Inventory......................................................................................29
         3.15     Open Sourcing Orders or Contracts, Open Purchase Orders or Contracts,
                  Agreements, Leases and Licenses................................................................29
         3.16     Accounts Receivable............................................................................30
         3.17     Conduct of Business............................................................................30
         3.18     No Pending Litigation or Proceedings...........................................................30
         3.19     Environmental Matters..........................................................................30
         3.20     Consents.......................................................................................31
         3.21     Insurance......................................................................................31
         3.22     Products Liability.............................................................................31
         3.23     Arm's Length Transactions......................................................................32

         3.24     Supplies.......................................................................................32
         3.25     Records........................................................................................32
         3.26     Customers......................................................................................32
         3.27     Employees and Employee Benefits................................................................32
         3.28     Business of Seller.............................................................................32
         3.29     Solvency.......................................................................................32
         3.30     Completeness...................................................................................32

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER
         4.1      Organization of the Buyer......................................................................33
         4.2      Authorization of Transaction...................................................................33
         4.3      Noncontravention...............................................................................33
         4.4      Brokers' Fees..................................................................................33
         4.5      Financial Statements...........................................................................33
         4.6      Tax Matters....................................................................................34
         4.7      No Pending Litigation or Proceedings...........................................................34
         4.8      Solvency.......................................................................................34
         4.9      Completeness...................................................................................34

ARTICLE V
PRE-CLOSING COVENANTS
         5.1      General........................................................................................35
         5.2      Notices and Consents...........................................................................35
         5.3      Preservation of Business.......................................................................35
         5.4      Full Access....................................................................................36
         5.5      Notice of Developments.........................................................................36
         5.6      Exclusivity....................................................................................36
         5.7      Right of the Buyer to Purchase Products Prior to First Closing Date............................36
         5.8      Payment of Accounts Payable of the Distribution Division.......................................36
         5.9      Corporate Examinations and Investigations......................................................37

ARTICLE VI
POST-CLOSING COVENANTS
         6.1      General........................................................................................37
         6.2      Litigation Support.............................................................................37
         6.3      Transition.....................................................................................38
         6.4      Confidentiality................................................................................38
         6.5      Covenant Not to Compete........................................................................39
         6.6      Buyer's Note...................................................................................40
         6.7      Payment of Accounts Payable Arising in Connection with the Operation of the
                  Distribution Division..........................................................................41
         6.8      Distributorship................................................................................41
         6.9      Interference with Parties' Employees...........................................................41

         6.10     Use of Name Puerto Rico Safety Equipment.......................................................42
         6.11     Unassignable Open Purchase Orders or Contracts and
                  Open Sourcing Orders or Contracts..............................................................42

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE
         7.1      Conditions to Obligation of Buyer..............................................................42
         7.2      Conditions to Obligation of the Seller.........................................................44

ARTICLE VIII
REMEDIES FOR BREACHES OF THIS AGREEMENT
         8.1      Survival of Representations and Warranties.....................................................45
         8.2      Indemnification Provisions for Benefit of the Buyer............................................45
         8.3      Indemnification Provisions for Benefit of the Seller...........................................45
         8.4      Matters Involving Third Parties................................................................46
         8.5      Determination of Adverse Consequences..........................................................47
         8.6      Recoupment Under Buyer's Note and Other Obligations of the Buyer...............................47
         8.7      Other Indemnification Provisions...............................................................47

ARTICLE IX
TERMINATION
         9.1      Termination of Agreement.......................................................................48
         9.2      Effect of Termination..........................................................................48

ARTICLE X
MISCELLANEOUS
         10.1     Press Releases and Public Announcements........................................................49
         10.2     No Third-Party Beneficiaries...................................................................49
         10.3     Entire Agreement...............................................................................49
         10.4     Succession and Assignment......................................................................49
         10.5     Risk of Loss...................................................................................49
         10.6     Counterparts...................................................................................50
         10.7     Headings.......................................................................................50
         10.8     Notices........................................................................................50
         10.9     Governing Law..................................................................................51
         10.10    Amendments and Waivers.........................................................................51
         10.11    Non-Waiver of Rights...........................................................................52
         10.12    Severability...................................................................................52
         10.13    Expenses.......................................................................................52
         10.14    Construction...................................................................................52
         10.15    Incorporation of Exhibits and Schedules........................................................52
         10.16    Specific Performance...........................................................................52
         10.17    Arbitration and Submission to Jurisdiction.....................................................53
         10.18    Tax Matters....................................................................................53
         10.19    Access to Information..........................................................................53

EXHIBITS

Exhibit A                  -        Form of Buyer's Note
Exhibit B                  -        Form of Bill of Sale and Assignment
Exhibit C                  -        Form of Assignment and Assumption Agreement
Exhibit D                  -        Form of Opinion of Counsel to the Seller
Exhibit E                  -        Form of Opinion of Counsel to the Buyer
Exhibit F                  -        Allocation Schedule of Sale Price
Exhibit G                  -        From of Lease for 130 West 10th Street, Huntington Station, NY
Exhibit H                  -        Form of License Agreement for 3523 Avenue K, Riviera Beach,
                                    FL, 33404
Exhibit I                  -        Form of License Agreement for Parcel of Land located at
                                    Aquadilla
                                    Industrial Area, Aquadilla, Puerto Rico.

SCHEDULES

Schedule 1.1               -        Excluded Customers
Schedule 3.1               -        Manufacturing Subsidiaries
Schedule 3.3               -        Contravention
Schedule 3.6               -        Financial Statements
Schedule 3.7               -        Events Subsequent to Most Recent Fiscal Year End
Schedule 3.8               -        Undisclosed Liabilities
Schedule 3.10(c)           -        List of Filed Tax Returns
Schedule 3.11              -        List of Real Estate and Leases and Licenses Governing Same
Schedule 3.12              -        Intellectual Property
Schedule 3.13              -        Tangible Assets
Schedule 3.15              -        List of Open Sourcing Orders or Contracts, Open Purchase Orders
                                    or Contracts, Agreements, Leases and Licenses
Schedule 3.18              -        Pending Litigation
Schedule 3.19              -        Environmental Matters
Schedule 3.20              -        Third Party Consents and Governmental Filings
Schedule 3.21(a)           -        Insurance Covering Acquired Assets
Schedule 3.21(b)           -        Product Liability Insurance
Schedule 3.24              -        Suppliers since January 1, 1998
Schedule 3.26(a)&(b)       -        Customers of the Distribution Division since January 1, 1998
Schedule 3.27              -        Employees and Employee Benefits
Schedule 4.5               -        Financial Statements
Schedule 4.7               -        Pending Litigation and Proceedings

                            ASSET PURCHASE AGREEMENT

     Agreement entered into as of December 14, 1998, (the "Agreement") by and between ARBILL INDUSTRIES, INC., a Pennsylvania corporation (the "Buyer"), and EASTCO INDUSTRIAL SAFETY CORP., a New York corporation (the "Seller"). The Buyer and the Seller may be individually referred to herein as a "Party" and collectively as the "Parties".

     The Buyer desires to purchase and the Seller desires to sell certain of the assets used or useful in the operation of Seller's Distribution Division (as defined) in consideration for the Purchase Price (as defined) and on the terms and subject to the conditions as set forth in this Agreement.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                    ARTICLE I
                                   DEFINITIONS

     1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

     "Account Debtor" shall mean with respect to any Account Receivable, any Person that is obligated on such account.

     "Account Payable and Accounts Payable" shall mean monies payable for goods sold by or services rendered by a third party or third parties for the benefit of the Distribution Division and shall exclude any monies claimed to be due that are the subject of any litigation against the Seller, other than for goods sold or services rendered to the Distribution Division.

     "Account Receivable and Accounts Receivable" shall mean each and every account for goods sold or leased by or for services rendered by the Distribution Division which account is owned by the Seller and arose from the sale of goods or services by the Distribution Division in its Ordinary Course of Business and that meets the following conditions:

     (a) such Account Receivable arose in an arms-length transaction with an unrelated third party during the period commencing on December 1, 1998 and ending on December 31, 1998;

     (b) despite the actions of the Seller pursuant to Section 2.3(e) hereof, all or any part of such Accounts Receivable remains outstanding on the 60th day after the First Closing Date;

     (c) the amount of such Account Receivable is not, as of the Accounts Receivable Closing Date, subject to set off, charges, credits or defenses of any nature whatsoever;

     (d) the Account Debtor for such Account Receivable is not an Excluded Customer;

     (e) such Account Receivable is subject to no Liens other than any Lien created by this Agreement;

     (f) such Account Receivable is based on an enforceable order or contract for goods shipped or services rendered that contains selling terms of not more than thirty (30) days past the original invoice date;

     (g) such Account Receivable is unconditionally owned by the Seller;

     (h) the property giving rise to such Account Receivable shall have been shipped to the Account Debtor or delivered to an agent of an Account Debtor for shipment to an Account Debtor, provided that any property returned or refused by an Account Debtor shall not give rise to an Account Receivable from and after the date of such return or refusal;

     (i) the Account Receivable arose from the sale of goods that were not placed on consignment, bill and hold, sale and return, sale on approval, or other terms by reason of which the payment by an Account Debtor may be conditional (except from and after the time such condition no longer applies);

     (j) such Account Receivable is denominated in United States Dollars unless otherwise consented to by the Buyer in writing;

     (k) such Account Receivable arose under a contract that has been duly authorized and is in full force and effect and constitutes the legal, valid and binding obligation of an Account Debtor, enforceable against such Account Debtor in accordance with its terms;

     (l) the Account Debtor for such Account Receivable is not any government or any department, agency or instrumentality of any government, any state, city, town or municipality or division thereof;

     (m) the Account Debtor for such Account Receivable is not a subsidiary or an affiliate of the Seller; and

     (n) neither the Seller nor any of its subsidiaries or affiliates shall have knowledge of (i) the death of the Account Debtor for such Account Receivable, or
(ii) the dissolution, termination of existence of, or the insolvency, business failure or cessation of, or the filing of a petition in bankruptcy or reorganization for, or the appointment of a receiver or custodian for, or any similar event with respect to, such Account Debtor

     "Accounts Receivable Closing Date" has the meaning set forth in Section 2.4(b) hereof.

     "Accounts Receivable Purchase Price" has the meaning set forth in Section 2.3(a)(v). hereof.

     "Acquired Assets" shall mean all of Seller's right, title and interest in and to all of the assets, tangible or intangible, located within or without the United States or its territory, used in the business of the Distribution Division, excluding, all Excluded Assets and including, but not limited to:

     (a) all office and warehouse equipment, furniture, fixtures and catalogs of or relating to the Distribution Division wherever located, but only those items listed on Schedule 3.13;

     (b) the list of all customers of and suppliers of goods and services to the Distribution Division as well as the end-users (including, manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement) of all safety products sold by the Seller or any other division, subsidiary or affiliate of the Seller other than the Distribution Division, including the customers identified on Schedules 3.26(a) and (b) and suppliers identified on Schedule 3.24, but excluding all customers of the Manufacturing Subsidiaries, who are not end-users of the goods manufactured by the Manufacturing Subsidiaries;

     (c) Intellectual Property used in the operation of the Distribution Division, but only the Intellectual Property listed in Schedule 3.12;

     (d) Those leases and licenses identified in Schedule 3.11;

     (e) Accounts Receivable;

     (f) Inventory;

     (g) all Open Sourcing Orders or Contracts and Open Purchase Orders or Contracts of the Distribution Division identified on Schedule 3.15, existing as of the First Closing Date and not otherwise constituting Excluded Assets;

     (h) all of the Seller's rights under and pursuant to all warranties, representations and guarantees made by suppliers in connection with the Inventory and the Open Sourcing Orders or Contracts identified in subclause (g) of this definition of Acquired Assets;

     (i) all of the Seller's rights, claims and interests to and with respect to any pending or executory contracts relating exclusively to the Inventory, Open Sourcing Orders or Contracts, Open Purchase Orders or Contracts identified in subclause (g) of this definition of Acquired Assets and Accounts Receivable;

     (j) all of Seller's rights, if any, in and to the name Eastco Industrial Safety and Puerto Rico Safety;

     (k) any and all significant records, files and papers (or copies or computer print outs thereof) relating to the Acquired Assets wherever located, including without limitation, Inventory records, catalogs, slogans, sales and advertising materials, sales and purchase correspondence, lists of former customers and suppliers, customer credit information and customer pricing information relating to the Acquired Assets when purchased by the Buyer hereunder, including tax records related to the Acquired Assets, provided that with respect to such tax records, files and papers (or copies or computer print outs thereof), the Seller need only grant Buyer reasonable access to same during Seller's regular business hours; and

     (l) all of Seller's rights in and to any 800 telephone numbers used in connection with the Distribution Division, but not the telephone equipment or system used in connection with the Distribution Division.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Agreement" shall mean this Asset Purchase Agreement.

     "Annual Minimum Purchases" has meaning set forth in Section 6.5(b).

     "Annual Period" shall have the meaning set forth in Section 6.5(b).

     "Assumed Liabilities" shall mean only:

     (a) all Liabilities arising after the Effective Date under any leases for any of the office and warehouse equipment, furniture and fixtures which are identified on Schedule 3.13 and constitute Acquired Assets to the extent that such leases are binding upon the lessor thereof upon the assignment of such leases to the Buyer in accordance with the terms hereof;

     (b) all Liabilities arising after the Effective Date under each license or sublicense relating to Third Party Intellectual Property listed on Schedule 3.12 to the extent that such license or sublicense is binding upon the licensor or sublicensor thereof upon the assignment or grant thereof to the Buyer in accordance with the terms hereof.

     "Authority" shall mean any federal, state or local governmental authority or regulatory agency or authority.

     "Balance" has meaning set forth in Section 2.3(f) (ii).

     "Basis" shall mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

     "Buyer" has the meaning set forth in the preface above.

     "Buyer's Financial  Statements" shall have the meaning set forth in Section
4.5 hereof.

     "Buyer's Most Recent Fiscal Month End" shall have the meaning as defined in
Section 4.5 hereof.

     "Buyer's  Most Recent Fiscal Year End" shall have the meaning as defined in
Section 4.5 hereof.

     "Buyer's Note" shall mean the Buyer's promissory note described in Section 2.3(b)(i)(B) and attached hereto as Exhibit A.

     "Cash" shall mean the legal tender of the United States of America.

     "Catalog Valuation Amount" has the meaning set forth in Section 2.3(a) hereof.

     "Closing Date" shall mean either the First Closing Date or the Accounts Receivable Closing Date, as the case may be.

     "Confidential Information" shall mean any information concerning the business and affairs of the Seller, the Distribution Division or the Buyer, that is not already generally available to the public and that is designated as such by either the Seller or the Buyer pursuant to Section 6.4.

     "Disclosure Schedule" shall mean all Schedules annexed hereto under Articles I, III and IV. "Disputed Accounts Payable" shall mean those accounts payable of the Seller or any of its subsidiaries or affiliates relating to the Distribution Division with respect to which the Seller or its subsidiary or affiliates, as the case may be, in good faith, contests the validity or the amount thereof; provided that the Seller, subsidiary or affiliate, as the case may be, is diligently pursuing a resolution of such dispute and has set aside on its books reserves adequate with respect thereto if reserves shall be deemed necessary in accordance with GAAP.

     "Distribution Division" shall mean that division of the Seller's business involving the sale of industrial protective clothing, including gloves, glasses, ear muffs, ear plugs, respirators, goggles, face shields, rainwear, protective footwear, first aid kits, monitoring devices, signs and related industrial safety products to end users (as opposed to distributors), including, manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement.

     "Down Payment" has the meaning set forth in Section 2.3(b)(i)(A) hereof.

     "Due Date" shall mean with respect to any account payable of or relating to the Distribution Division, the date on which such account must be paid in full as such date is set forth on the invoice or other agreement, including any verbal understandings, giving rise to such account payable or, the last day of such longer period (but no longer than 120 days from the date of the applicable invoice), which period is consistent with the past practices of the applicable payor and payee.

     "Effective Date" has the meaning set forth in Section 2.3(d).

     "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

     "Escrow Accounts" has the meaning set forth in Section 2.3(b).

     "Escrow Agents" has the meaning set forth in Section 2.3(b).

     "Excess   Inventory   Amount"   has  the   meaning  set  forth  in  Section
2.3(b)(i)(B).

     "Excess Payment Date" shall have the meaning as set forth in Section 2.3(b)(i)(B).

     "Excluded Assets" shall mean:

     (a) the Seller's cash on hand;

     (b) the Seller's bank accounts;

     (c) the Seller's computer hardware and software systems (other than the software associated with Website www.Eastco);

     (d) the Seller's accounts receivable, including the Accounts Receivable until the Accounts Receivable Closing Date when such Accounts Receivable shall be sold by the Seller and purchased by the Buyer in accordance with the terms hereof; and

     (e) any Open Source Orders or Contracts, Open Purchase Orders or Contracts or tangible assets (other than Inventory) or intangible assets (other than Account Receivable as of the Accounts Receivable Closing Date) that would otherwise be included in the term Acquired Assets, which the Buyer shall have identified as Excluded Assets in a written notice delivered to the Seller on or before the First Closing Date.

     (f) all assets of the Manufacturing Subsidiaries and the Manufacturing Business of the seller; and

     (g) any and all pre-paid insurance, prepaid deposits and similar items of the Seller.

     "Excluded Customer" shall mean the end-users of safety products designated by the Buyer as such on or before the execution and delivery of this Agreement by the Parties and listed on Schedule 1.1 attached hereto and made a part hereof, together with any other end-users of safety products as the Parties shall mutually agree.

     "Fair Market Value" shall mean with respect to each product constituting Inventory, the then current price paid by a distributor of similar products comparable to the Buyer to a supplier or manufacturer of such products.

     "Financial Statement" has the meaning set forth in Section 3.6 hereof.

     "First Closing" has the meaning set forth in Section 2.4(a) hereof.

     "First Closing Date" has the meaning set forth in Section 2.4(a) hereof.

     "GAAP" shall mean United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino   Act"  shall  mean  the   Hart-Scott-Rodino   Antitrust
Improvements Act of 1976, as amended.

     "Hazardous Substances" shall mean and include any hazardous substance as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act, as amended ("CERCLA"), any hazardous material as defined in the United States Hazardous Materials Transportation Act, any hazardous waste as defined in the United States Resource Conservation and Recovery Act ("RCRA"), any toxic substance as defined in the Toxic Substances and Control Act, any pollutant or contaminant as defined in the United States Clean Water Act and as the terms hazardous substance, hazardous waste, hazardous materials, toxic substance or pollutants or contaminants are defined in corresponding state and local laws, ordinances and regulations and including petroleum products and radioactive materials.

     "Huntington Property" has the meaning set forth in Section 3.11(a).

     "Indemnified Party" has the meaning set forth in Section 8.4 hereof.

     "Indemnifying Party" has the meaning set forth in Section 8.4 hereof.

     "Initial Purchase Price" has the meaning set forth in Section 2.3(b)(i) hereof.

     "Initial Catalog Valuation" shall have the meaning set forth in Section 2.3(c) herein.

     "Initial Inventory Valuation" shall have the meaning set forth in Section 2.3(c) herein.

     "Initial Valuation Statement" shall have the meaning set forth in Section 2.3(c) herein.

     "Intellectual Property" shall mean the right, title and interest of the Seller, if any, with respect to the Distribution Division and with respect to:

     (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

     (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, including the name Eastco Industrial Safety and Puerto Rico Safety, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, together with all license agreement relating to any of the foregoing;

     (c)  all  copyrightable  works,  all  copyrights,   and  all  applications,
registrations, and renewals in connection therewith;

     (d) all mask works and all applications, registrations, and renewals in connection therewith;

     (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

     (f) all computer software (including data and related documentation), including any license agreement relating to the foregoing;

     (g) the website, www.Eastco.com, ;

     (h) all other  proprietary  rights of or relating to any of the  foregoing;
and

     (i) all copies and tangible embodiments of or relating to any of the foregoing (in whatever form or medium);

     "Inventory" shall mean industrial protective clothing, including, gloves, glasses, ear muffs, ear plugs, respirators, goggles, face shields, rain wear, protective footwear, first aid kits, monitoring devices, signs and other safety products which are recorded on the books and records of the Distribution Division and held by the Distribution Division, or are deliverable to the Distribution Division, on the Valuation Date for sale to end users of such safety products (as distinguished from distributors of such safety products), which Inventory shall meet all of the following criteria:

     (a) such Inventory consists solely of finished goods;

     (b) no Account Receivable or document of title in favor of any purchaser of such Inventory has been created or issued with respect to such Inventory;

     (c) such Inventory is readily saleable in a bona fide arm's length transaction, or is usable in the Ordinary Course of the Business of the Distribution Division and no portion of such Inventory represents returned, rejected, lost, obsolete, damaged or defective goods;

     (d) if such Inventory is located on leased premises, a valid lease, sublease or license agreement for such premises, in form and substance satisfactory to the Buyer has been delivered to the Buyer for such premises, except that if such Inventory is located on the premises of Castleton or Photo Circuits, such Inventory shall be segregated from other products of such companies, marked as the property of the Seller;

     (e) such Inventory is not subject to any Liens;

     (f) such Inventory is not on consignment or located in a public warehouse;

     (g) such Inventory has been manufactured or acquired in compliance with the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq;

     (h) such Inventory conforms to all Environmental, Health and Safety Requirements and any other applicable laws as the same exist as of the First Closing Date;

     (i) such Inventory is packaged in standard packaging cases;

     (j) the quantity as to each SKU of Inventory shall not exceed the aggregate quantity sold by the Seller during the 12 month period immediately preceding the Valuation Date to Persons other than Excluded Customers;

     (k) with respect to any SKU of Inventory that was not sold by the Seller during the 12 month period immediately preceding the Closing Date to Persons other than Excluded Customers, such Inventory was purchased by the Seller after August 31, 1998 to fill Open Purchase Orders or Contracts of Persons other than Excluded Customers; and

     (l) such obsolete damaged or defective goods as the Buyer may reasonably specify in writing as of the First Closing Date.

     "Inventory Valuation Amount" shall mean the lesser of (A) the sum of the actual cost paid by the Distribution Division for Inventory and, the Vendor Average Freight Expense related thereto or (B) the Fair Market Value thereof, in each case as determined in accordance with Section 2.3(c) hereof.

     "Last Year's Sales" shall have the meaning set forth in Section 2.3(c) hereof.

     "Knowledge" shall mean actual knowledge after reasonable investigation.

     "Liability" shall mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Lien" shall mean with respect to any asset or property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or other), charge, easement, encumbrance, or other security agreement or arrangement of any kind or nature whatsoever on or with respect to such asset or property (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under any uniform commercial code (or equivalent statutes) of any jurisdiction or any other similar recording or notice statute, and any lease or other arrangement having substantially the same effect as any of the foregoing).

     "Manufacturing Business" shall mean with respect to the Seller or any division of the Seller and with respect to the Manufacturing Subsidiaries and any other direct or indirect subsidiaries of the Seller, the acquisition of raw materials and finished goods for and the manufacturing, marketing and sale to distributors (as distinguished from end-users) of disposable and reusable industrial protective apparel, including, but not limited to, products such as gloves, coveralls, shirts, pants, hats, hoods, aprons, smocks, lab coats, hazardous material handler suits, examination gloves, sleeves, shoe covers and related items.

     "Manufacturing Subsidiary" or "Manufacturing Subsidiaries" shall mean each and all, respectively of the following, Disposable Safety Wear, Inc., a Delaware corporation, Safety Wear Corp., a Delaware corporation, Eastco Glove Technologies, Inc., a Minnesota corporation, Puerto Rico Safety Equipment Corporation, a Delaware corporation.

     "Most Recent Balance Sheet" shall mean the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in Section 3.6 hereof.

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3.6 hereof.

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3.6 hereof.

     "Noncompetition Period" shall have the meaning set forth in Section 6.5(b).

     "Open Sourcing Order or Contract" shall mean the rights of the Seller under all outstanding contracts and all servicing orders placed by the Distribution Division for new industrial protective clothing and other safety products of the type constituting the Inventory being acquired by the Buyer on the Closing Date.

     "Open Purchase Order or Contract" shall mean all outstanding contracts of the Distribution Division for and all outstanding servicing orders placed by customers of the Distribution Division for new industrial protective clothing and other safety products of the type of inventory being acquired by the Buyer on the Closing Date or inventories that are customarily carried by the Buyer.

     "Order" shall have the meaning as set forth in Section 6.11 hereof.

     "Ordinary Course of Business" shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Overstated Amount" shall have the meaning as set forth in Section 2.3(c)(iii).

     "Party" and "Parties" have the meanings set forth in the preface above.

     "Person" shall mean any individual, partnership, corporation, company, limited liability company, business trust, unincorporated association, association, joint stock company, trust, joint venture, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof) of whatever nature.

     "Representatives"  shall  have the  meaning  as set  forth in  Section  5.9 hereof.

     "Real  Estate  Lease and  Licenses"  shall have the meaning as set forth in
Section 2.5(a)(ix).

     "Sales Tax Checks" shall have the meaning as set forth in Section 2.5(b)(vii).

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Seller" has the meaning set forth in the preface above.

     "Seller's Safety Products" has the meaning set forth in Section 6.8 hereof.

     "SKU" shall mean the number designated by the manufacturer of a product as such product's shelf keeping unit.

     "State Sales Tax Return" has meaning set forth in Section 2.5(a)(xvi).

     "Tax" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Third Party Claim" has the meaning set forth in Section 8.4 hereof.

     "Third Party Intellectual Property" has the meaning set forth in Section 3.12(c).

     "Threshold Amount" shall have the meaning as set forth in Section 6.5(b).

     "Underlying Leases" shall have the meaning as set forth in Section 3.11.

     "Valuation Date" has the meaning set forth in Section 2.3(c).

     "Valuation Statement" has the meaning set forth in Section 2.3(c).

     "Vendor Average Freight Expenses" shall mean the average freight expense actually paid by the Seller during the 12 month period preceding the Valuation Date to a particular vendor for a standard packaging case of an SKU of Inventory shipped to Seller's facilities.

     "Wall Street Journal Prime Rate" shall mean the rate per annum quoted in the Wall Street Journal as the prime rate in the money rates section of the Wall Street Journal.

                                   ARTICLE II
                                 THE TRANSACTION

     2.1 Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets (other than the Accounts Receivable) at the First Closing Date and all of the Accounts Receivable on the Accounts Receivable Closing Date for the consideration specified below in Section 2.3.

     2.2 Retention and Assumption of Liabilities. (a) The Seller shall retain and continue to be responsible for all of its Liabilities (including any Liability arising in connection with the Distribution Division) or any of the Seller's subsidiaries or affiliates, other than the Assumed Liabilities, notwithstanding the transactions contemplated herein. The Liabilities to be retained by the Seller shall include, but not be limited to the following:

          (i) all Accounts Payable of the Seller howsoever and whenever arising, including any Accounts Payable of or relating to the Distribution Division operated by the Seller;

          (ii) all accrued expenses of the Seller howsoever and whenever arising, including any accrued expenses of or relating to the Distribution Division operated by Seller;

          (iii) all Liabilities of the Seller in connection with the Seller's ownership of or the Seller's operation of the Distribution Division howsoever and whenever arising;

          (iv) all Liabilities of the Seller for any environmental or product warranty, (whether express or implied), or product liability claims (including without limitation any claims relating to the use by the Seller or any of its predecessors or successors of Hazardous Substances, including asbestos, in the operation of the Seller's business) with respect to the manufacture of any Inventory or any other products by the Seller or any of its subsidiaries or affiliates, or the sale of any products by the Seller or any of its subsidiaries or affiliates, howsoever and whenever such Liabilities arise;

          (v) all Liabilities of the Seller of or relating to any employee of the Seller, including any employee of the Distribution Division howsoever and whenever arising; however, it is the understanding of the Parties that at the First Closing, the Buyer shall assume responsibilities for the wages, salaries, bonuses or overtime, sick, vacation or holiday pay or other employee benefits or other employee benefit plan accruing from and after the Effective Date for any former employee(s) of the Distribution Division who have, as of the First Closing Date, agreed to be employed by the Buyer on terms acceptable to the Buyer, in its sole discretion.

     (b) On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for the Assumed Liabilities on the Effective Date. The Buyer will not assume or have any responsibility with respect to any Liability of the Seller (including any Liability arising in connection with the Distribution Division) or any of the Seller's subsidiaries or affiliates that is not expressly set forth in the definition Assumed Liabilities.

     2.3  Purchase Price.

     (a) Amount. In full consideration for the transfer of the Acquired Assets, the Seller's agreement not-to-compete provided in Section 6.5 hereof and the other rights and benefits accruing to the Buyer pursuant to the terms hereof, the Buyer shall pay to the Seller an aggregate purchase price (the "Purchase Price") calculated as follows:

      (i) $915,000;

     (ii) an amount equal to the Inventory Valuation Amount;

    (iii) an amount equal to the lesser of (A) the actual cost of the catalogs included as part of the Acquired Assets or (B) $5,000 (the "Catalog Valuation Amount");

     (iv) an amount equal to the lesser of (A) 50% of any cash payment made by the Seller to the lessor of the premises occupied by the Distribution Division in Newington, Connecticut in connection with the termination on or before the First Closing Date of the lease relating to such premises or (B)

          $11,000.00; and

      (v) ninety percent (90%) of the unpaid amount of the Accounts Receivable (without recourse but subject to Section 3.14 and Section 8.1) on the sixtieth (60th) day after the First Closing Date (the "Accounts Receivable Purchase Price").

     (b) Payment. The Purchase Price shall be paid as follows:

      (i) That portion of the  Purchase  Price  described in Section  2.3(a)(i),
          (ii), (iii) and (iv) above (the "Initial Purchase Price") shall be paid as set forth below.

          (A) Simultaneously with the execution and delivery hereof by the Parties, the Buyer shall deliver $100,000 (the "Down Payment") to the Buyer's counsel and the Seller's counsel (collectively, the "Escrow Agents") who shall hold such amount in escrow at an account established for this purpose at Progress Bank, having offices at Blue Bell, PA (the "Escrow Account"), which account shall require the signatures of both the Buyer's counsel and the Seller's counsel for any withdrawals from such account, except as otherwise provided in the penultimate sentence of this Section 2.3(b)(i)(A). The Down Payment shall be paid to the Seller on the First Closing Date and credited against the Purchase Price or delivered to the Buyer or the Seller, as applicable, in the event this Agreement is terminated pursuant to Article IX hereof. Neither of the Escrow Agents shall be precluded from representing any of its client in any litigation concerning this Agreement.

               In performing any of the services as set forth in this Section 2.3(b)(i)(A) and Section 2.3 (c)(iii), neither of the Escrow Agents shall incur any liability to anyone for damages, loss or expenses, except for damages, loss or expenses resulting from its willful misconduct or gross negligence. If a dispute arises between or among any of the parties to this Agreement then notwithstanding anything to the contrary herein, either Escrow Agent shall be entitled, at its option and upon giving notice to the Buyer and the Seller and the other Escrow Agent, to tender into the custody of any court of competent jurisdiction in Philadelphia, Pennsylvania all funds and all materials that the Escrow Agents may be holding under this Agreement and to begin such legal proceedings as such Escrow Agent deems appropriate. After taking such actions, the Escrow Agent shall then be discharged from any further duties and liability under this Agreement except to the extent of any prior willful misconduct or gross negligence of the Escrow Agent.

          (B) At the First Closing, in addition to any amounts delivered to the Seller pursuant to Section 2.3(b)(i)(A) hereof, the Buyer shall pay the Seller the Initial Purchase Price by delivery of (I) the Buyer's eighteen month promissory note in the principal of $315,000 repayable in eighteen consecutive equal monthly installments of principal together with interest at a rate per annum of one percent (1%) in excess of the Wall Street Journal Prime Rate on the first day of each month following the First Closing Date in the form attached hereto as Exhibit A (the "Buyer's Note"); (II) cash for the balance of the Initial
               Purchase Price (with the Inventory Valuation Amount and the Catalog Valuation Amount being based upon the Initial Valuation Statement as provided in Section 2.3(c) below), payable by wire transfer or delivery of other immediately available funds; provided, however, if the Initial Inventory Valuation exceeds $1,600,000.00, the amount of such excess (the "Excess Inventory Amounts") shall be paid as provided in Section 2.3(b) (ii) below.

     (ii) The Accounts Receivable Purchase Price plus the Excess Inventory Amount less any purchase price adjustments determined as provided in
          Section 2.3(c) below, shall be paid to the Seller in cash by wire transfer or delivery of other immediately available funds on the Accounts Receivable Closing Date.

     (c) Procedures Regarding the Determination of the Inventory Valuation Amount and Catalog Valuation Amount.

          (i) On December 31, 1998 (the "Valuation Date"), the Seller shall take a physical count of the Inventory and catalogs of the Seller's Distribution Division. The Buyer shall have the right to have its authorized representatives observe the physical count of Inventory and catalogs at each location where Inventory or catalogs are located.

     No later than January 6, 1999, the Seller shall prepare and deliver to the Buyer a valuation statement as of December 31, 1998, (the "Initial Valuation Statement") setting forth (A) the initial Inventory Valuation Amount (the "Initial Inventory Valuation"), (B) the initial Catalog Valuation Amount (the "Initial Catalog Valuation") and the calculations made to determine the foregoing amount, including, (I) the number of units of each item of Inventory counted in the physical inventory located on Seller's premises and the premises of Castelton and Photocircuits; (II) the quantity of each SKU of Inventory sold by the Seller during the 12 month period immediately preceding the Valuation Date; (III) the actual cost paid by the Seller or the Distribution Division, as the case may be, for the

     Inventory and catalogs counted in the physical inventory; (IV) the Vendor Average Freight Expenses applicable to the items of Inventory counted in the physical inventory; (V) the Fair Market Value of the Inventory counted in the physical Inventory; and (VI) the actual amounts sold by the Seller (excluding Vendor Average Freight Expenses related thereto) for those products of the type included in subclauses (a), (g), (h), (j) and (k) of the definition Inventory, which products were sold by the Seller or the Manufacturing Subsidiaries, as a group, to persons listed on the customer list attached hereto as Schedule 3.26(b) during the 12 month period immediately proceeding the Valuation Date (the "Last Year's Sales") specifying in reasonable detail the basis for the calculation of the Latest Year's Sales.

          (ii) Promptly following the execution and delivery of this Agreement, the Seller will give the Buyer access to the Financial Statements as identified in Schedule 3.6 and such other financial information of the Distribution Division (including any work papers relating to the Financial Statements) and such other books and records of the Seller and the Distribution Division as the Buyer shall reasonably request to determine
     (A) the quantity of each SKU of Inventory sold by the Seller during the 12 month period immediately preceding the Valuation Date and any additional SKU's of Inventory acquired after August 31, 1998; (B) the actual cost paid by the Seller or the Distribution Division, as the case maybe, for the items of Inventory included in the physical count thereof and any catalogs relating thereto to be included in the Acquired Assets; (C) the Vendor Average Freight Expenses of the Inventory expected to be included in the physical count of the Inventory; (D) the Inventory Valuation Amount; and
     (E) Last Year's Sales.

          (iii) If the Buyer has any objections to the Initial Inventory Valuation or the Initial Catalog Valuation as set forth in the Initial Valuation Statement, the Buyer shall deliver a detailed statement describing its objections to the Seller within 20 days after receiving the Initial Valuation Statement (including the basis for calculation of the dispute). Notwithstanding the foregoing, if the Buyer reasonably believes that the Initial Valuation Statement overstates the Inventory Valuation Amount by $50,000 or more (the "Overstated Amount"), the Buyer shall have the right to deduct the Overstated Amount from the Inventory Valuation Amount to be paid to the Seller at the First Closing and deposit the Overstated Amount in the Escrow Account, to be disposed in accordance with the written determination of Arthur Andersen LLP or a written agreement signed by both Parties as provided herein. None of the objections by the Buyer as to any of the foregoing valuations shall constitute a reason to delay or cause a postponement of either the First Closing or the Accounts Receivable Closing or constitute an offset at the First Closing. The Buyer and the Seller will use reasonable efforts to resolve any such objections themselves. If the Parties are unable to resolve any objections within 10 days after the Seller has received the Buyer's statement of objections, the Parties shall request Arthur Andersen LLP to resolve any remaining objections on or before the tenth (10th) day preceding the Accounts Receivable Closing Date. The determination of the accounting firm so selected will be set forth in writing and will be conclusive and binding upon the Parties. The total expenses incurred by the Parties in connection with the services rendered by Arthur Andersen LLP under this Section 2.3(c)(iii) shall be allocated between the Parties in such a manner that the percentage of the total expenses to be borne by the Seller shall equal the same percentage as the amount awarded by Arthur Andersen LLP to the Buyer bears to the total amount of the objections submitted to Arthur Andersen LLP for resolution, and the balance of the total expenses shall be borne by the Buyer. The Buyer will revise the Initial Valuation Statement as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(c)(iii). "Valuation Statement" shall mean the Initial Valuation Statement together with any revisions thereto pursuant to this Section 2.3(c)(iii). The Catalog Valuation Amount and the Inventory Valuation Amount shall be the amounts set forth in the Valuation Statement.

     (d) Shipments between the Valuation Date and the First Closing Date. The Parties acknowledge and agree that as a result of the review procedure set forth in Section 2.3(c), beginning as of the close of business on the Valuation Date and continuing through the First Closing Date, any and all shipments of Inventory to or from the Seller on behalf of the Distribution Division shall be for the account of the Buyer, rather than the Seller, and in connection therewith the Seller shall maintain records for such shipments in a manner consistent with the Distribution Division's Ordinary Course of Business prior to the Valuation Date. The Seller agrees that any shipment of Inventory between the Valuation Date and the First Closing Date shall be made in the Ordinary Course of Business of the Distribution Division in quantities and at prices which produce a gross profit margin substantially the same as that which is customarily obtained in the Ordinary Course of Business of the Distribution Division prior to the Valuation Date. In addition, at the First Closing, the Parties agree to make any and all appropriate adjustments and prorations of prepaid expenses with respect to any rent or electricity of or relating to the leased or licensed premises identified on Schedule 3.11 and any performance bond premium, telephone supplies, drinking water, and any other ordinary and necessary expenses to reflect the fact that the effective date of the First Closing shall be deemed to occur on January 4, 1999 (the "Effective Date").

     (e) Procedures Relating to the Collection of Accounts Receivable Prior to the Accounts Receivable Closing Date. All accounts receivable from the operation of the Distribution Division resulting from goods delivered and/or services actually rendered after the Valuation Date shall be for the account of the Buyer.

     From the date of their creation until the sixtieth (60th) day after the First Closing Date, the Seller shall undertake to collect the Accounts Receivable in a manner consistent with the Ordinary Course of Business of the Distribution Division prior to the Valuation Date; provided, however, the Seller shall not bring suit to collect any Accounts Receivable prior to the Accounts Receivable Closing Date without the prior written consent of the Buyer. The Seller agrees to provide the Buyer with copies of all invoices and other documentation evidencing the Seller's efforts to collect such Accounts Receivable during the period from the date such receivables were created through the Accounts Receivable Closing Date. Actual collections shall be reconciled and deposited on a daily basis. Payments received by the Seller from the Account Debtors of any Accounts Receivable shall be applied in the manner specified and identified by such Account Debtor with such payment and in the absence of such specification or identification, the payment received by the Seller from an Account Debtor of an Account Receivable shall be applied to the oldest Account Receivable of such Account Debtor. Every seven (7) days during the period commencing on December 1, 1998 and ending on the Accounts Receivable Closing Date, the Seller shall provide the Buyer with a reconciliation of the Accounts Receivable and actual collections relating thereto.

     (f) Adjustment to the Initial Purchase Price. The Initial Purchase Price shall be adjusted as follows:

          (i) If the sum of the Catalog Valuation Amount and the Inventory Valuation Amount as set forth on the Valuation Statement exceeds the sum of such amounts as set forth on the Initial Valuation Statement, the Buyer will pay to the Seller an amount equal to such excess in cash at the Accounts Receivable Closing.

          (ii) If the sum of the Initial Catalog Valuation and the Initial Inventory Valuation as set forth on the Initial Valuation Statement exceeds, the sum of the Catalog Valuation Amount and Inventory Valuation Amount as set forth on the Valuation Statement, the Buyer will first debit such deficiency from the amount payable to the Seller in cash on the Accounts Receivable Closing Date and second, the balance, if any, (the "Balance") shall be paid by the Seller to the Buyer in cash, on the Accounts Receivable Closing Date.

     2.4 The Closings.

     (a) The closing of the Buyer's purchase of Acquired Assets (other than Accounts Receivable) (the "First Closing") contemplated by this Agreement shall take place on January 11, 1999 at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 250 Park Avenue, Suite 1000, New York, NY 10177, commencing at 10:00 a.m. local time or at such other place, time and date as the Parties may mutually agree (the "First Closing Date"); provided, that all conditions precedent to the First Closing Date shall have been satisfied or waived as of the First Closing Date. At the First Closing, the Seller shall deliver to the Buyer physical possession of the Acquired Assets (other than Accounts Receivable), together with such instruments of transfer as the Buyer shall request to vest in the Buyer title to the Acquired Assets (other than Accounts Receivable) free and clear of all Liens and all of the right, title and interest of the Seller in and to such Acquired Assets (other than Accounts Receivable.) Notwithstanding the foregoing, the Effective Date of the First Closing for purposes of Section 2.3(d) and (e) shall be January 4, 1999.

     (b) Subject to the second sentence in this Section 2.4(b), the closing of the Buyer's purchase of Accounts Receivable (the "Accounts Receivable Closing") shall occur on the 65th day after the First Closing Date at the offices of Wolf, Block, Schorr and Solis-Cohen LLP, 250 Park Avenue, Suite 1000, New York, New York 10177, commencing at 10:00 a.m. local time or at such other place, time and date as the Parties may mutually agree (the "Accounts Receivable Closing Date"); provided that all conditions precedent to the Accounts Receivable Closing shall have been satisfied or waived as of the Accounts Receivable Closing Date. If such 65th day falls on a Saturday, Sunday or other day that national banks in the Commonwealth of Pennsylvania are closed, then the Accounts Receivable Closing Date shall be on the next succeeding business day.) At the Accounts Receivable Closing, the Seller shall deliver to the Buyer such instruments of transfer of the Accounts Receivable as the Buyer shall reasonably request to vest in the Buyer title to the Accounts Receivable free and clear of all Liens and all of the right, title and interest of the Seller in such Accounts Receivable.

     2.5 Deliveries at the First Closing. (a) At or before the First Closing the Seller shall deliver to Buyer:

          (i) a Bill of Sale and Assignment covering the Acquired Assets other than the Accounts Receivable, in the form attached hereto as Exhibit B;

          (ii) an Assignment and Assumption Agreement covering the Assumed Liabilities, in the form attached hereto as Exhibit C.

          (iii) all titles, registrations and other evidence of ownership and keys for any equipment, including vehicles, constituting part of the Acquired Assets;

          (iv) all customer and supplier lists, price lists, together with copies of the files, books and records maintained by the Seller in connection with the operation of the Distribution Division and constituting Acquired Assets where located, which lists shall be or have been delivered to the Buyer at the First Closing and which files, books and records shall be located at the Seller's addresses listed on a supplemental schedule delivered by the Seller to the Buyer at the First Closing;

          (v) all written Open Sourcing Orders or Contracts and Open Purchase Orders or Contracts constituting Acquired Assets;

          (vi) copies of all consents and approvals of third parties required in connection with the transactions contemplated hereunder;

          (vii) duly executed releases of any Person that may have a Lien on any of the Acquired Assets other than the Accounts Receivable;

          (viii) a certified copy of corporate resolutions of the Board of Directors of the Seller, authorizing the transactions contemplated under, and the consummation of, this Agreement;

          (ix) the lease and licenses for premises identified on Schedule 3.11 , in the forms attached hereto as Exhibit G, H, and I, respectively (the "Real Estate Lease and Licenses") (the Buyer hereby acknowledges that consents of landlords for the premises located in Florida and Puerto Rico listed on Schedule 3.11 shall not be sought by the Seller);

          (x) a certificate of the Chief Financial Officer of the Seller showing that all Accounts Payable of or relating to the Distribution Division (other than Disputed Accounts Payable) are within 60 days of their respective Due Dates and a true, correct and complete record reflecting the current aging of all Accounts Payable of or relating to the Distribution Division, including all Disputed Accounts Payable, the nature of the dispute relating thereto and the actions taken and proposed to be taken by the Seller or its respective subsidiary or affiliate in its effort to resolve the applicable dispute;

          (xi) a certificate of the Chief Financial Officer of the Seller setting forth each Account Receivable as of the First Closing Date and the status as of such date of efforts made by the Seller to collect such Account Receivable;

          (xii) an opinion of Seller's counsel in the form attached hereto as Exhibit D;

          (xiii) evidence satisfactory to the Buyer of the Seller's change of name from Eastco Industrial Safety Corp. to a name that does not include the word "Eastco";

          (xiv) evidence satisfactory to the Buyer of the change of name of Puerto Rico Safety Corp. to a name that does not include the words "Puerto Rico Safety";

          (xv) the actual Acquired Assets (other than the Accounts Receivable), which deliveries shall be made at the applicable locations set forth on Schedule 3.13;

          (xvi) state sale tax returns ("State Sales Tax Returns") for sales taxes due on the Acquired Assets identified on Schedule 3.13 hereof which returns shall have valued such assets in accordance with the allocation of the Purchase Price as provided in Section 2.7; and

          (xvii) such other certificates, instruments and documents as the Buyer may reasonably request.

     (b) At the First Closing, the Buyer shall deliver to the Seller:

          (i) that portion of the Initial Purchase Price due and payable in cash on the First Closing Date;

          (ii) the Buyer's Note in the form of Exhibit A;

          (iii) an opinion of the Buyer's counsel in the form attached hereto as Exhibit E;

          (iv) a corporate resolution of the Buyer authorizing the transaction described herein;

          (v) a certificate of the Buyer setting forth those Excluded Assets referred to in subclause (e) of the definition Excluded Assets; and

          (vi) such other certificates, instruments and documents as the Seller may reasonably require;

          (vii) a check (s) in the appropriate amounts for each of New York, Florida and Puerto Rico as applicable (the "Sales Tax Checks"), made payable to the appropriate taxing authority of the foregoing jurisdictions, as payments in full of sales taxes in connection with the sale of the tangible assets listed on Schedule 3.13 hereof and in conformity with amounts due as indicated on the State Sales Tax Returns.

          (viii) Real Estate Lease and Licenses.

     2.6 Deliveries at the Accounts Receivable Closing.

     (a) At the Accounts  Receivable  Closing,  the Seller shall  deliver to the
Buyer:

          (i) a Bill of Sale and Assignment covering the Accounts Receivable in the form attached hereto as Exhibit B;

          (ii) the complete and accurate books and other records  reflecting all
          significant   aspects  of  each  account   included  in  the  Accounts
          Receivable;

          (iii) a certificate of the Chief Financial Officer of the Seller showing all Accounts Receivable as of the Accounts Receivable Closing Date and the status as of such date of the efforts made by the Seller to collect such Accounts Receivable.

          (iv) a certificate of the Chief Financial Officer of the Seller showing that all Accounts Payable of or relating to the Distribution Division (other than Disputed Accounts Payable) are within 60 days of their respective Due Dates and a true, correct and complete record reflecting the current aging of all Accounts Payable of or relating to the Distribution Division, including all Disputed Accounts Payable, the nature of the dispute relating thereto and the actions taken and proposed to be taken by the Seller or its respective subsidiary or affiliate in its effort to resolve the applicable dispute;

          (v) a true and correct copy of the Valuation Statement, as the same may have been adjusted in accordance with Section 2.3(f) hereof;

          (vi) the Balance as defined in Section  2.3(f)  (ii),  if any in cash;
          and

          (vii) such other certificates, instruments and documents as the Buyer may reasonably require.

     (b) At the  Accounts  Receivable  Closing,  the Buyer shall  deliver to the
Seller:

          (i) the Accounts Receivable Purchase Price, the Excess Inventory Amount, if any, plus or minus any adjustment pursuant to the Purchase Price determined in accordance with Section 2.3(f) hereof in cash (including distributions by the Escrow Agents of any amounts held in the Escrow Account pursuant to Section 2.3(c)(iii); and

          (ii) such certificates, instruments and documents as the Seller may reasonably require.

     2.7 Allocation. The Parties agree to allocate the Purchase Price among the Acquired Assets and the non-competition agreement set forth in Section 6.5 hereof, for all purposes including IRS Form 8594 (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as Exhibit F.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The Seller represents and warrants to the Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the disclosure schedule accompanying this Agreement (the "Disclosure Schedule").

     3.1 Organization of the Seller and the Manufacturing Subsidiaries. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Manufacturing Subsidiaries is directly or indirectly a wholly owned subsidiary of the Seller. The Seller and each of the Manufacturing Subsidiaries is engaged primarily in the line(s) of business set forth next to the name of such Person on Schedule 3.1. The Seller does not have any subsidiary other than the Manufacturing Subsidiaries and Puerto Rico Safety Corp.

     3.2 Authorization of Transaction. The Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller have duly authorized the execution, delivery, and performance of this Agreement by the Seller. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions.

     3.3 Noncontravention. Except as set forth in Schedule 3.3, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller or the Distribution Division is subject or any provision of the charter or by-laws of the Seller; or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Distribution Division is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Neither the Seller nor the Distribution Division needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     3.4 Brokers' Fees. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

     3.5 Title to Assets. The Seller has good and marketable title to, or a valid leasehold interest in, the properties and assets used by the Distribution Division, and all tangible properties and assets used by the Distribution
Division are located on the premises occupied or used by the Distribution Division and listed on Schedule 3.11. The Seller owns all of the Acquired Assets and on the First Closing Date, the Seller will have good and marketable title to all of the Acquired Assets (other than the Accounts Receivable), free and clear of any Liens or restrictions on transfer and on the Accounts Receivable Closing Date, the Seller will have good and marketable title to the Accounts Receivable, free and clear of any Liens or restrictions on transfer.

     3.6 Financial Statements. Attached hereto as Schedule 3.6 is a list of financial statements (collectively the "Financial Statements") delivered to the Buyer on or prior to the date hereof: (i) audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flow as of and for the fiscal years ended June 30, 1996, June 30, 1997 and June 30, 1998 (the "Most Recent Fiscal Year End") for the Seller and (ii) unaudited consolidated balance sheets and statements of income, changes in shareholders' equity, and cash flow (the "Most Recent Financial Statements") as of and for the three months ended September 30, 1998 (the "Most Recent Fiscal Month End") of the Seller. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Seller (and of the Distribution Division to the extent such Financial Statements contain applicable industry segment information) as of such dates and the results of operations of the Seller (and the Distribution Division to the extent such Financial Statement contain applicable industry segment information) for such periods, are correct and complete, and are consistent with the books and records of the Seller and the Distribution Division, which books and records are correct and complete; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

     3.7 Events Subsequent to Most Recent Fiscal Year End. Except as set forth on Schedule 3.7, since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or, to the Knowledge of the Seller, in the future prospects, of the Distribution Division. Without limiting the generality of the foregoing, since that date:

     (a) the Distribution Division has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

     (b) the Distribution Division has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $35,000 or outside the Ordinary Course of Business;

     (c) the Distribution Division has not accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which the Distribution Division is a party or by which any of them is bound;

     (d) neither the Seller nor the Distribution Division has permitted any Lien to be imposed upon any of the Acquired Assets, tangible or intangible;

     (e) neither the Seller nor the Distribution Division has delayed or postponed the payment of Accounts Payable or any other Liabilities applicable to the Distribution Division;

     (f) neither the Seller nor the Distribution Division has granted any license or sublicense of any rights under or with respect to any Intellectual Property used or useful in the conduct of the business of the Distribution Division;

     (g) the Distribution Division has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any property used or useful in the conduct of the business of the Distribution Division; and

     (h) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Distribution Division or any Acquired Asset.

     3.8 Undisclosed Liabilities. Except as set forth on Schedule 3.8 since January 1, 1999, none of the Seller and the Distribution Division has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth in the Most Recent Balance Sheet of the Seller (including in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

     3.9 Legal Compliance. Each of the Seller and the Distribution Division and each of their predecessors has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

     3.10 Tax Matters.

     (a) The Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) The Seller does not expect any authority to assess any additional Taxes with respect to the business conducted by the Distribution Division for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of or arising in connection with the business conducted by the Distribution Division either claimed or raised by any authority in writing or based upon formal communications with any agent of such authority.
Schedule 3.10(c) lists, all federal, state, local, and foreign income Tax Returns filed with respect to the Seller for the taxable periods ended on or after June 30, 1997 indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller since June 30, 1997 that relate to the business conducted by the Distribution Division or the Acquired Assets.

     (d) The Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     3.11 Real Estate.

     (a) Schedule 3.11 identifies all real estate that is the subject of the Real Estate Lease and Licenses. For purposes hereof the real property identified as item A on Schedule 3.11 is referred to as the "Huntington Property." For purposes of the following the leases between the Seller and the landlords of the real property in Florida and Puerto Rico identified as items B and C on Schedule
3.11 are referred to herein as the "Underlying Leases". The Seller has delivered to the Buyer correct and complete copies of the Underlying Leases. With respect to the Real Estate Lease and Licenses and the Underlying Leases.

          (i) The Seller owns the Huntington Property, has the right to use the property as its is currently used and has all necessary power, rights and authority to execute, deliver and consummate the Real Property Lease;

          (ii) Except as disclosed in Schedule 3.11, the Seller has all the necessary power, rights, authority and consents to execute, deliver and consummate the licenses, except that the execution and delivery of the Real Property Licenses will not be with the consent of the landlords of the applicable premises;

          (iii) The Underlying Lease for the Puerto Rico premises is legal, valid, binding, enforceable, and in full force and effect;

          (iv) Neither the Seller nor Disposable Safety Wear Corp. with respect to the facility in Puerto Rico is, and to the Seller's Knowledge no other party to the Underlying Leases covering prior to the First Closing Date, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (v) Neither the Seller, nor Disposable Safety Wear Corp. with respect to the facility in Puerto Rico has, and to the Seller's Knowledge no other party to the Underlying Lease covering such facility has repudiated any provision thereof;

          (vi) There are no disputes, oral agreements, or forbearance programs in effect as to any Underlying Lease;

          (vii) Neither the Seller nor Disposable Safety Wear Corp. with respect to the facility in Puerto Rico has and to the Seller's Knowledge no other party has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

          (viii) All facilities of the Distribution Division located on the real estate identified on Schedule 3.11 have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and

          (ix) All facilities of the Distribution Division located on the real estate identified on Schedule 3.11 are supplied with utilities and other services necessary for the operation of said facilities.

     3.12 Intellectual Property.

     (a) The Seller has taken actions necessary to maintain and protect its intellectual property right in the website www.eastco.com.

     (b) With  respect to the  Intellectual  Properties  identified  in Schedule
3.12:

          (i) the Seller possess all right, title, and interest in and to the website www.eastco.com, free and clear of any Lien, license, or other restriction;

          (ii) none of the Intellectual Properties is subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the Intellectual Property; and

          (iv) the Seller has been using the name Eastco Industrial Safety and Puerto Rico Safety Corp. has been using the name Puerto Rico Safety since the respective dates of their incorporation and for the four (4) years prior to the date hereof, to the Knowledge of the Seller, no Person has objected the Seller's use of the foregoing names or attempted by any means to stop or prevent the Seller from using the foregoing names.

     (c) Schedule 3.12 identifies each item of Intellectual Property that is owned by a third party (the "Third Party Intellectual Property") and that the Distribution Division uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Third Party Intellectual Property identified in Schedule 3.12:

          (i) the license,  sublicense,  agreement,  or permission  covering the item is legal, valid, binding, enforceable, and in full force and effect;

          (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

          (iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

          (v)  with  respect  to  each  sublicense,   the   representations  and
          warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

          (vi) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (vii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

          (viii) no sublicense or similar right with respect to the license, sublicense, agreement, or permission has been granted.

     3.13 Tangible Assets. To the Seller's Knowledge, every tangible Acquired Asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used. Set forth on
Schedule 3.13 is a complete list of all office and warehouse equipment, furniture, fixtures and catalogs of or relating to the Distribution Division, including the location of same and any leases or other agreements with respect thereto.

     3.14 Inventory. All of the Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of it is slow-moving, obsolete, damaged, or defective. All of the Inventory meets the criteria set forth in subclauses (a) through (i) and subclause (k) of the definition Inventory set forth in Section 1.1 hereof, except for the Inventory to be acquired by the Buyer pursuant to subclause (e) of the definition Inventory set forth in Section 1.1 hereof.

     3.15 Open Sourcing Orders or Contracts, Open Purchase Orders or Contracts, Agreements, Leases and Licenses. Set forth on Schedule 3.15 is a complete list of all Open Sourcing Orders or Contracts, all Open Purchase Orders or Contracts, and any other agreements or leases relating to the Acquired Assets. The Seller agrees to update such list as of the First Closing Date. The Seller has delivered to the Buyer a correct and complete copy of each written agreement constituting any lease, license, order, contract or other agreements described on Schedules 3.11, 3.12, 3.13 and 3.15 and will deliver to the Seller a true and correct copy of any Open Sourcing Order or Contract and any Open Purchase Order or Contract arising from the date hereof until the Closing Date. With respect to each such order, contract, agreement, license or lease, (a) the order, contract, agreement, license or lease is legal, valid, binding, enforceable, and in full force and effect in accordance with their terms; (b) the order, contract, agreement, license or lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (c) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the order, contract, agreement, license or lease; and (d) no party has repudiated any provision of the order, contract, agreement, license or lease. Notwithstanding the foregoing, no representation is given regarding the need to obtain the consent of the other party to any Open Sourcing Order or Contract or Open Purchase Order or Contract and Buyer agrees to complete each such agreement specified in Schedule 3.15 without the consent of the other party thereto to the extent that such Open Sourcing Order or Contract or Open Purchase Order or Contract constitutes an Acquired Asset and the other party thereto does not object to Buyer's completion.

     3.16 Accounts Receivable. All Accounts Receivable are reflected properly on the Seller's books and records, are valid receivables subject to no setoffs, changes, credits or defenses of any nature, are current and are expected to be collected in accordance with their terms at their recorded amounts.

     3.17 Conduct of Business. Between January 1, 1998 and the First Closing Date, the Seller has conducted the business of the Distribution Division in a manner identical to that with which the Seller customarily conducted the Distribution Division's business prior to January 1, 1998 and there has been no disposition of assets of the Distribution Division other than sales of inventory in the Ordinary Course of Business of the Distribution Division.

     3.18. No Pending Litigation or Proceedings. Except as disclosed in the Seller's Annual Report on Form 10-K for the year ended June 30, 1998 or the Seller's Quarterly Report on Form 10-Q for the three months ended September 30, 1998, or as set forth on Schedule 3.18 or claims or suits for monies due to the Seller, there are no actions, suits, investigations or proceedings pending or, to the best of Sellers' knowledge, threatened against or affecting, the Distribution Division or any of the Acquired Assets before any court, arbitrator or Authority.

     3.19 Environmental Matters.

     (a) To the Seller's knowledge the business of the Distribution Division has been conducted in compliance with all, and the conduct thereof is not in violation of any, applicable environmental laws, rules, regulations, ordinances and orders of any Authority, including those relating to Hazardous Substances.

     (b) No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Seller's knowledge, threatened by any Authority or other person with respect to (i) any alleged violation by the Seller in the conduct of the business of the Distribution Division of any environmental statute, ordinance, rule, regulation or order of any Authority; (ii) any alleged failure by the Seller to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of the business of the Distribution Division; or (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Substances by the Seller in connection with the conduct of the business of the Distribution Division.

     (c) The Seller has not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of any Hazardous Substances of or in connection with the operation of the Distribution Division.

     (d) No Hazardous Substances generated in the conduct of the business of the Distribution Division have been recycled, treated, stored, disposed of or transported by any Person except in full compliance with all applicable laws.

     (e) Except as described in Schedule 3.19 hereto and, to the best of Seller's knowledge, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted in relation to either of the business of the Distribution Division.

     (f) To the best of Sellers' knowledge, there are no facts or circumstances related to environmental matters concerning the conduct of the business of the Distribution Division that could lead to any future environmental claims, liabilities or responsibilities against Seller's, insofar as such claims relate to the business of the Distribution Division or the Acquired Assets.

     3.20 Consents. Except as described on Schedule 3.20 hereto, no consent, approval or authorization of, or registration or filing with, any Person, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the Buyer expressly waives the consents of landlords for licenses to access and use the Florida and Puerto Rico premises identified in Schedule 3.11.

     3.21 Insurance. Attached hereto as Schedule 3.21 (a) is a complete and correct list of all policies of insurance covering any of the Acquired Assets, indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, premium rate, expiration date and any pending claims thereunder. All such policies are outstanding and in full force and effect and will remain so until the First Closing Date. Attached hereto as Schedule 3.21(b) is a complete and correct list of all product liability insurance maintained by the Seller or any of its subsidiaries and affiliates since April 23, 1993 covering any products manufactured and shipped by the Seller or any of the Manufacturing Subsidiaries on or prior to the First Closing Date and such insurance as identified in items B, C, D and E of Schedule 3.21(b) is believed to be applicable for asbestos coverage.

     3.22 Products Liability. Except as set forth on Schedule 3.18, there are no
(a) Liabilities of the Seller, fixed or contingent, asserted or, to the Seller's knowledge, unasserted, with respect to any product or service sold by the Seller through the Distribution Division, or (b) Liabilities of the Seller, fixed or contingent, asserted or to the Seller's knowledge unasserted, with respect to any claim for the breach of any express or implied product or service warranty or any other similar claim with respect to any product or service sold by the Seller through the Distribution Division to others.

     3.23 Arm's Length Transactions. All transactions by the Seller with suppliers, customers and other parties of or relating to the Distribution Division are and have been conducted on an arm's length basis.

     3.24 Suppliers. Schedule 3.24 sets forth a complete and accurate list of all suppliers with which the Seller has transacted business since January 1, 1998. The Seller has not received any notice or communication which would reasonably lead it to believe that there is a substantial probability that any of such suppliers will refuse to do business with the Buyer after the consummation of the transactions contemplated by this Agreement.

     3.25 Records. The books and records of the Seller related to the Distribution Division are true and complete in all material respects.

     3.26 Customers. Schedule 3.26(a) sets forth a complete and accurate list of all customers of the Distribution Division since January 1, 1998 and Schedule 3.26(b) sets forth a complete and accurate list of all end-users of safety products sold by the Seller and any other division, subsidiary or affiliate of the Seller since January 1, 1998.

     3.27 Employees and Employee Benefits. Set forth on Schedule 3.27 is a true and correct list of all Persons employed by the Seller in the Distribution Division on the date hereof setting forth the name and title of such Person, the annual compensation of such Person, the Seller's vacation and personal day policy with respect to such Person, any health or life insurance benefits or any pension benefits or plan in which such Person participates and any accrued and unpaid benefits of such Person.

     3.28 Business of Seller. In addition to owning and operating the Distribution Division, the Seller engages in the business of sourcing and buying raw materials for and selling such raw materials to the Manufacturing Subsidiaries and the Seller has no present intention of ceasing its business activities or dissolving or otherwise terminating or curtailing its activities, except as provided in Section 6.5 hereof.

     3.29 Solvency. The Seller and each of the Manufacturing Subsidiaries is and after giving effect to the transactions contemplated herein, each of them will be solvent and able to pay its debts when due.

     3.30 Completeness. This Agreement, the Exhibits, Schedules and all other materials and information supplied to the Buyer by or on behalf of the Seller relating to the Distribution Division and the Acquired Assets, do not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements herein contained not misleading.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the Disclosure Schedule.

     4.1 Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

     4.2 Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Buyer's Note and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Directors of the Buyer has duly authorized the execution and delivery and performance of this Agreement and the Buyer's Note, by the Buyer. This Agreement constitutes and the Buyer's Note, when executed and delivered in accordance with the terms hereof, will constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their respective terms and conditions.

     4.3 Noncontravention. Except for the consent of the Buyer's principal lender, which consent have been obtained on or prior to the First Closing, neither the execution and the delivery of this Agreement, the Buyer's Note nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
(b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

     4.4 Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

     4.5 Financial Statements. Attached hereto as Schedule 4.5 is a list of financial statements (collectively the "Buyer's Financial Statements") delivered to the Seller on or prior to the date hereof: (i) audited balance sheets and statements of income, changes in control account and cash flow as of and for the fiscal year ended December 31, 1997 (the "Buyer's Most Recent Fiscal Year End") for the Buyer; and (ii) an internally prepared balance sheet and an internally prepared total company income statement for the ten (10) months ended October 31, 1998 (the "Buyer's Most Recent Fiscal Month End") for the Buyer. The Buyer's Financial Statements (including any notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Buyer, as of such dates and the results of operations of the Buyer, for such periods, are correct and complete, and are consistent with the books and records of the Buyer which books and records are correct and complete; provided, however, that the Buyer's Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items. Since the date of the Buyer's Most Recent Fiscal Month End, there have been no adverse changes that will materially adversely affect the financial condition of the Buyer.

     4.6 Tax Matters.

     (a) The Buyer has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an Authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the Acquired Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

     (b) The Buyer has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

     (c) The Buyer has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

     4.7. No Pending Litigation or Proceedings. Except as disclosed in Schedule 4.7, there are no actions, suits, investigations or proceedings pending or, to the best of Buyer's knowledge, threatened against or affecting, the Buyer or any of its assets before any court, arbitrator or Authority.

     4.8 Solvency. The Buyer is and after giving effect to the transactions contemplated herein will be solvent and able to pay its debts when due.

     4.9 Completeness. This Agreement, the Exhibits, Schedules and all other materials and information supplied to the Seller by or on behalf of the Buyer relating to the Buyer, do not contain any untrue statements of material fact or omit to state a material fact necessary to make the statements herein contained not misleading.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

     The Parties agree as follows with respect to the period between the execution of this Agreement and the Accounts Receivable Closing.

     5.1 General. Each of the Parties will use its best efforts to take all action and to do all things necessary or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

     5.2 Notices and Consents. The Seller will give (and will cause the Distribution Division to give) any notices to third parties, and the Seller will use its best efforts (and will cause the Distribution Division to use its best efforts) to obtain any third party consents, that the Buyer reasonably may request in connection with the transactions contemplated herein and the matters referred to in Article III above. Each of the Parties will (and the Seller will cause the Distribution Division to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of any Authority in connection with the matters referred to in Article III and
Article IV above. Without limiting the generality of the foregoing, each of the Parties will file (and the Seller will cause the Distribution Division to file) any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its best efforts to obtain (and the Seller will cause the Distribution Division to use its best efforts to obtain) an early termination of the applicable waiting period, and will make (and the Seller will cause the Distribution Division to make) any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith.

     5.3 Preservation of Business.

     (a) The Seller will cause the Distribution Division to keep its business and properties substantially intact, including its present operations, physical facilities, Intellectual Property, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees, except that the Seller may close its facility in Newington, Connecticut and consolidate the tangible assets of such facility with the Seller's facility in Huntington Station, New York.

     (b) The Seller will conduct the businesses of the Distribution Division in a manner consistent with the Distribution Division's past custom and practice.

     5.4 Full Access. The Seller will permit (and will cause the Distribution Division to permit) representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Distribution Division, to all premises, properties, personnel, books, records (including Tax records), contracts, licenses, leases, applications and documents of or pertaining to the Distribution Division.

     5.5 Notice of Developments. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties as contained in this Agreement. No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     5.6 Exclusivity. The Seller will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of the assets or business of the Distribution Division or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     5.7 Right of the Buyer to Purchase Products Prior to First Closing Date. Prior to the First Closing Date, the Buyer shall have the right to purchase from the Seller, and the Seller shall have the obligation to sell to the Buyer, all of the Buyer's requirements for products carried in the inventory of the Distribution Division, except inventory manufactured by the Seller or its Manufacturing Subsidiaries, to the extent the Seller is reasonably able to supply same bearing in mind the Seller's commitments to others, and the Buyer shall be obligated to pay for such products on the sooner to occur of the tenth
(10th) day after the applicable invoice therefor or the First Closing Date, and the price of such products purchased by the Buyer shall be equal to the Seller's actual cost of such products plus Vendor Average Freight Expenses incurred in connection with each such product plus any applicable sales taxes therefor, and freight charges to a facility designated by the Buyer; provided that if the transactions contemplated herein are not consummated, the Buyer shall pay the Seller an amount equal to 20% of the aggregate actual cost of the products purchased pursuant to this Section 5.7.

     5.8 Payment of Accounts Payable of the Distribution Division. From and after the date hereof, the Seller will cause all payments to be made on all Accounts Payable arising in connection with the operation of the business of the Distribution Division so that all such Accounts Payable shall be paid in full within 60 days of their respective Due Dates except for any Disputed Accounts Payable. To the extent that on the First Closing Date, any such account payable other than a Disputed Account Payable has not been paid within 60 days of its Due Date, the Buyer may make such payments directly to the applicable payee and debit the amounts so paid from the cash portion of the Initial Purchase Price.

     5.9 Corporate Examinations and Investigations. Prior to the First Closing Date, the Seller agrees that the Buyer shall be entitled, by itself and through its representatives ("Representatives"), to make such investigation of the properties, businesses and operations of the Seller (other than its Manufacturing Business and other than the properties, business and operations of the Manufacturing Subsidiaries) and the Distribution Division, and such examination of the books, records and financial condition of the Seller and the Distribution Division, as the Buyer may reasonably request. Any such investigation and examination shall be conducted under reasonable circumstances, and the Seller shall cooperate fully therein. No investigation by the Buyer shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement. In order for the Buyer to have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller and the Distribution Division, the Seller and the Distribution Division shall make available to the Buyer or the Representatives during such period all such information and copies of documents concerning the affairs of the Seller and the Distribution Division as the Buyer or the Representatives may reasonably request, shall permit the Buyer or the Representatives access to the properties of the Seller and all parts thereof and shall cause their officers, employees, consultants, agents, accountants and attorneys to cooperate fully with the Buyer or the Representatives in connection with such review and examination. The Seller shall make available to the Buyer and the Representatives during such period all reports, assessments, audits, review, analysis and other documents or correspondence in the possession or control of the Seller relating to the Acquired Assets.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

     The Parties agree as follows with respect to the period following the First Closing Date.

     6.1 General. In case at any time after the First Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, on the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below).

     6.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the First Closing Date involving the Distribution Division, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

     6.3 Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Distribution Division from maintaining the same business relationships with the Buyer after the First Closing Date as it maintained with the Distribution Division prior to the First Closing. The Seller will refer all customer inquiries relating to the business of the Distribution Division to the Buyer from and after the First Closing Date.

     6.4 Confidentiality. (a) The Seller will treat and hold as such all of the Confidential Information designated as such by Buyer, whether such information is disclosed to the Seller or such information is obtained from sources other than the Buyer, provided such information is related to businesses currently carried on by the Buyer or proposed to be engaged in by the Buyer immediately after the First Closing Date, including the businesses of the Distribution Division and refrain from using any of such Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel reasonably acceptable to the Buyer's counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Seller may disclose the Confidential Information to the tribunal; provided, however, that the Seller shall use its best efforts to obtain, at the reasonable request and reasonable expense of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

     (b) The Buyer will treat and hold as such all of the Confidential Information designated as such by Seller, other than that of the Distribution Division, concerning the business and affair of the Seller, which is not already generally available to the public, whether such information is disclosed to the Buyer or such information is obtained from sources other than the Seller, provided such information is related to businesses carried on immediately after the First Closing Date by the Seller or proposed to be engaged in by the Seller, other than the business of the Distribution Division and the Buyer shall refrain from using any of such information except in connection with this Agreement, and deliver promptly to the Seller or destroy, at the request and option of the Seller, all tangible embodiments (and all copies) of such information which are in its possession. In the event that the Buyer is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose such information, the Buyer will notify the Seller promptly of the request or requirement so that the Seller may seek an appropriate protective order or waive compliance with the provisions of this
Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel reasonably acceptable to the Seller's counsel, compelled to disclose any such information to any tribunal or else stand liable for contempt, the Buyer may disclose such information to the tribunal; provided, however, that the Buyer shall use its best efforts to obtain, at the reasonable request and reasonable expenses of the Seller, an order or other assurance that confidential treatment will be accorded to such portion of such information required to be disclosed as the Seller shall designate.

     6.5 Covenant Not to Compete.

     (a) Subject to Section 6.5(b), (c) and (d) below, for a period of five(5) years from and after the First Closing Date, the Seller: (i) will not engage, directly or indirectly through any subsidiary, affiliate or any Person in which the Seller, directly or indirectly, has an interest (A) in the business conducted by the Distribution Division prior to the First Closing Date or (B) in the business of selling products marketed under the trade names Worksafe, Charkate, Charkate/Worksafe or Puerto Rico Safety, or any similar tradenames or any products similar to the safety products now or hereafter bearing such trade names whether or not such products are manufactured by the Seller, the
Manufacturing Subsidiaries or Persons in which the Seller, directly or indirectly has an interest, to the end-users of such products (as distinguished from distributors of such products), including manufacturing companies and service businesses, public utilities, fisheries, pharmaceutical plants, the transportation industry and companies engaged in hazardous materials abatement; provided that subject to Section 6.5(a) the Seller may use the trade names Worksafe, Charkate, Charkate/Worksafe or Puerto Rico Safety in connection with the Manufacturing Business and permissible sales under Section 6.5(b)(i)(ii) and
(iii); or (ii) advise, provide consulting services to, manage or otherwise invest or have an interest in any Person in any of the businesses described in subclause (i) of this Section 6.5(a).

     (b) Notwithstanding the foregoing, the Seller may: (i) sell any safety products to Excluded Customers and to the third party of any Open Purchase Order or Contract that does not constitute an Acquired Asset or which constitutes an Acquired Asset but cannot be completed by the Buyer; (ii) sell safety products manufactured by the Seller or any of its subsidiaries and affiliates directly to the U.S. government or any agency thereof, provided that the Seller advises the Buyer in writing at least five (5) days in advance of the first to occur of (A) the response of the Seller or any of its subsidiaries or affiliates to a request for a proposal for such safety products issued by the U.S. Government or agency thereof, or (B) the sale of such safety products by the Seller or any of its subsidiaries or affiliates to the U. S. Government or agency thereof; provided however that the Seller's obligations to give the Buyer advanced notice under this Section 6.5(b)(ii) shall be reduced to fewer than five (5) days if the Seller is required to respond to such request for proposal or the government's offer to purchase safety products within a shorter period of time) and (iii) sell to end-users safety products manufactured by the Manufacturing Subsidiaries, but only if during each consecutive 12 month period (each an "Annual Period") in the period beginning on the First Closing Date and ending on the fifth (5th) anniversary of the First Closing Date, the Buyer has not purchased from the Seller or the Manufacturing Subsidiaries safety products manufactured by any of such Persons in an aggregate amount (the "Annual Minimum Purchases") equal to not less than 90% of Last Year's Sales as such term is defined in Section 2.3(c)(i) hereof and as such amount is set forth on the Valuation Statement, unless the Buyer's failure is occasioned by the Seller's and the Manufacturing Subsidiaries' failure to have available for sale to the Buyer sufficient quantities of those products of the type included in subclauses (a), (g), (h),
(i) and (k) of the definition Inventory. In making its purchase from the Seller as and the Manufacturing Subsidiaries' provided in the preceding sentence, with respect to each Annual Period the Buyer will endeavor to purchase not less than 40% of the Annual Minimum Purchases during the first six months of each Annual Period and 60% of the Annual Minimum Purchases during the first nine months of each Annual Period; provided that any safety products manufactured by the Seller or the Manufacturing Subsidiaries which the Buyer purchases from the Seller or the Manufacturing Subsidiaries on or after December 10, 1998, shall be credited towards the satisfaction of the foregoing conditions for the first Annual Period.

     (c) Notwithstanding anything herein to the contrary, in addition to any other remedy of the Seller under this Agreement, if the Buyer fails to purchase the Accounts Receivable as provided herein or to pay the Excess Inventory Amount, the obligations of the Seller and the Manufacturing Business under this
Section 6.5 shall terminate; provided that prior to the termination of the obligations of the Seller and the Manufacturing Business under this Section 6.5, the Seller shall notify the Buyer in writing and the Buyer shall have a period of 30 days from and after the receipt of such notice to cure. Any good faith dispute among the Parties regarding the amount of the Accounts Receivable to be purchased by the Buyer pursuant to the terms of this Agreement shall be resolved by the Parties hereto prior to the termination of the obligations under this
Section 6.5.

     (d) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     6.6 Buyer's Note. The Buyer's Note will be imprinted with a legend substantially in the following form:

     The payment of principal and interest on this Note is subject to certain recoupment provisions set forth in an Asset Purchase Agreement dated as of December ___, 1998 (the "Agreement") between the issuer of this Note and the person to which this Note originally was issued. This Note was originally issued on January ___, 1999, and has not been registered under the Securities Act of 1933, as amended. The issuer of this Note will furnish a copy of the Asset Purchase Agreement to the holder hereof without charge upon written request.

     6.7 Payment of Accounts Payable Arising in Connection with the Operation of the Distribution Division. From and after the First Closing Date, the Seller agrees to make all payments on account of any Accounts Payable of the Distribution Division other than Disputed Accounts Payable so that all such Accounts Payable shall be paid in full within 60 days of their respective Due Dates. After the First Closing Date on a monthly basis, the Seller shall furnish the Buyer with written evidence showing that all such Accounts Payable have been paid no later than 60 days after their respective Due Dates, together with a current aging of such Accounts Payables and the amount and status of each Disputed Accounts Payable and the actions being taken to resolve such dispute. If the Seller fails to pay any Account Payable as required hereby other than a Disputed Account Payable, the Buyer shall have the right to make payments directly to the applicable payee and to deduct such payments from any amounts then owed to the Seller, including under the Buyer Note; provided, however, that the Buyer shall have notified the Seller of its intention to make such payment(s) thirty (30) days in advance of the making thereof.

     6.8 Distributorship. From and after the First Closing Date, the Seller will cause the Buyer to be an authorized distributor of safety products manufactured by the Seller and its subsidiaries and affiliates under the tradenames Charkate, Worksafe or Charkate/Worksafe or any similar tradenames or any safety products similar to the safety products now or hereafter bearing such tradenames (the "Seller's Safety Products"). For a period of one (1) year following the First Closing Date, when the Buyer is sourcing safety products similar to the Seller's Safety Products for one or more of the Buyer's customers or potential customers, the Buyer shall request the Seller to provide it with a quotation of the cost and timing of filling such customer's order for safety products comparable to the Seller's Safety Products. If the Seller timely responds to such request and if the Seller's Safety Products are priced competitively and if the terms of such sale are otherwise acceptable to the Buyer's customer, the Buyer shall purchase Seller's Safety Products from the Seller or its subsidiaries or affiliates, as the case may be. For a period of one (1) year following the First Closing Date, upon the Seller's request and to the extent the Buyer is not otherwise legally or contractually restricted, the Buyer shall at Seller's reasonable request, supply the Seller with copies of quotes or invoices and/or abstracts and any other means of addressing costs of goods therefrom for safety products that compete with the safety products manufactured by the Seller or its subsidiaries and affiliates under the tradenames Charkate, Worksafe or Charkate/Worksafe or any similar tradenames. If the Buyer believes that it is legally or contractual restricted from making the disclosures referred to in the foregoing sentence, the Buyer shall so advise the Seller in reasonable detail.

     6.9 Interference with Parties' Employees. In the event that the transactions contemplated by this Agreement are not consummated prior to January 29, 2000, neither Party shall employ, directly or indirectly, any Person who was an employee of the other Party at any time during the eighteen (18) month period ending on January 29, 2000, without prior written consent of the other Party.

     6.10 Use of Name Puerto Rico Safety Equipment. From and after the First Closing, the Buyer grants to Puerto Rico Safety Equipment Corporation the right to use the name Puerto Rico Safety solely as part of its corporate name and such right shall continue only so long as Puerto Rico Safety Equipment Corporation is a direct or indirect wholly owned subsidiary of the Seller.

     6.11 Unassignable Open Purchase Orders or Contracts and Open Sourcing Orders or Contracts. The Buyer acknowledges that the Seller may not be able to obtain consents with respect to the assignment of certain Open Purchase Orders or Contracts and certain Open Sourcing Orders or Contracts identified on
Schedule 3.15. To the extent that any such order or contract is not assignable but constitutes an Acquired Asset (an "Order"), the Buyer hereby agrees to assume and complete such Order. To the extent that the Buyer is precluded from completing the five (5) Orders, which are identified in Schedule 3.15 by an "x" next to their names, solely on the basis that such Orders are not assignable, the Buyer shall have the right to reduce up to an aggregate of $50,000 from the principal amount then outstanding under the Buyer's Note and shall debit such amount equally over the remaining installments due under such Buyer's Note; provided, however, the Buyer may exercise such right only within the one (1) year period immediately following the First Closing Date. Payments may only be deducted to the extent that the Buyer has an identifiable loss of profits on such Orders. The loss of profits with respect to an Order shall consist solely of the difference between the price at which the goods would have been sold had the Buyer completed such Order and the direct cost of such goods. Buyer shall not be entitled to any other damage with respect to the situation contemplated in this Section 6.11, other than as above provided.

                                   ARTICLE VII
                        CONDITIONS TO OBLIGATION TO CLOSE

     7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the First Closing and the Accounts Receivable Closing is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Article III above shall be true and correct in all material respects at and as of the First Closing Date and the Accounts Receivable Closing Date to the extent such representations and warranties are related to the Accounts Receivable;

     (b) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the First Closing and the Accounts Receivable Closing Date, as the case may be;

     (c) the Seller and, if necessary, the Distribution Division shall have procured all of the third party consents specified in Article V above;

     (d) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded or rescindable following consummation, (iii) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of the Distribution Division (and no such injunction, judgment, order, decree, ruling or change shall be in effect);

     (e) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Article VII(a)-(d) is satisfied in all respects;

     (f) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller, the Distribution Division, and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Article III and Article IV above;

     (g) the Buyer shall have received from counsel to the Seller an opinion in form and substance as set forth in Exhibit D attached hereto, addressed to the Buyer, and dated as of the First Closing Date;

     (h) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

     (i) prior to the Accounts Receivable Closing, the Buyer shall have completed the review of the status of the Accounts Receivable and shall have identified such Accounts Receivable that it reasonably believes have suffered a material adverse change, and any specific account so identified by the Buyer shall not constitute a part of the Accounts Receivable; provided that the Buyer shall notify the Seller in writing of the reasons it believes such account receivable has suffered a material adverse change;

     (j) No material adverse change shall have occurred to any of the Acquired Assets or the business of the Distribution Division as of the First Closing Date and the Accounts Receivable as of the Accounts Receivable Closing Date, as the case may be;

     (k) The Seller shall have changed its name from Eastco Industrial Safety Corp. to Worksafe Industries, Inc.; and

     (l) Puerto Rico Safety Corp. shall have changed its name to a name that does not contain the words "Puerto Rico Safety".

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing Date.

     7.2 Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the First Closing or the Accounts Receivable Closing, as the case may be, is subject to satisfaction of the following conditions:

     (a) the representations and warranties set forth in Article IV above shall be true and correct in all material respects at and as of the First Closing Date and the Accounts Receivable Closing Date to the extent such representations and warranties are related to the Accounts Receivable;

     (b) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the First Closing or the Accounts Receivable Closing, as the case may be;

     (c) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded or rescindable following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

     (d) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Section (a)-(c) is satisfied in all respects;

     (e) all applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Seller and the Buyer shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Article III and Article IV above;

     (f) the Seller shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Seller, and dated as of the First Closing Date; and

     (g) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

The Seller may waive any condition specified in this Section 7.2 if it executes a writing so stating at or prior to the Closing Date.

                                  ARTICLE VIII
                     REMEDIES FOR BREACHES OF THIS AGREEMENT

     8.1 Survival of Representations and Warranties. All of the representations and warranties of the Buyer and the Seller contained in this Agreement shall survive the First Closing Date (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of First Closing
Date) and continue in full force and effect for a period of five years thereafter (subject to any applicable statutes of limitations); except that any claim by the Buyer that the Seller breached its representation in Section 3.13 hereof shall be made no later than sixty (60) days after the First Closing Date and any claims by the Buyer that the Seller breached its representation under section 3.14 hereof shall be made no later than sixty (60) days after the First Closing Date.

     8.2 Indemnification Provisions for Benefit of the Buyer.

     (a) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to Section 10.8 below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach). Notwithstanding the foregoing, the Buyer agrees not to make any claim for indemnification hereunder until the aggregate amount of all such Adverse Consequences equals or exceeds $25,000.

     (b) The Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

          (i) any Liability of the Seller, including any Liability of the Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, under Environmental, Health, and Safety Requirements, or otherwise by operation of law;

          (ii) any Liability of the Seller for unpaid Taxes with respect to any Tax year or portion thereof ending on or before the First Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable to the portion of such period beginning before and ending on the First Closing Date).

     8.3 Indemnification Provisions for Benefit of the Seller. In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 8.1 above, provided that the Seller makes a written claim for indemnification against the Buyer pursuant to Section 10.8 below within such survival period, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

     8.4 Matters Involving Third Parties.

     (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Article VIII, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

     (b) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 60 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

     (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

     (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment, or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

     8.5 Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the rate of interest charged under the Buyer's Note as the discount rate) in determining Adverse Consequences for purposes of this Article VIII. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

     8.6 Recoupment Under the Buyer's Note and Other Obligations of the Buyer. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Article VIII) and all or any part of any payment made by the Buyer on account of Seller's Accounts Payable as permitted pursuant to
Section 6.7 hereof, by notifying the Seller in writing that the Buyer intends to reduce the principal amount outstanding under the Buyer's Note and specifying the nature of the Adverse Consequences and the matter giving rise thereto. During the thirty (30) day period after the Buyer sends such written notice to the Seller, the Buyer and Seller shall endeavor in good faith to resolve any dispute relating thereto. In the absence of a resolution of such dispute satisfactory to the Buyer, upon the expiration of such thirty (30) day period, the Buyer may reduce the principal amount then outstanding under the Buyer's Note and shall debit such amount from the next ensuing installments due under such Buyer's Note. This shall affect the timing and amount of payments required under the Buyer's Note in the same manner as if the Buyer had made a permitted prepayment (without premium or penalty) thereunder. In addition to the foregoing, the Buyer shall have the right to recoup all or any part of any Adverse Consequence it may suffer (in lieu of seeking any indemnification to which it is entitled under this Article VIII) and all or any part of any payment made by the Buyer on account of the Seller's Account Payable, which are not Disputed Accounts Payable, by offsetting from any other monetary obligation of the Buyer to the Seller that arises out of transactions between the Buyer and the Seller after the First Closing Date, provided that the Buyer shall follow the procedures as above provided in this Section 8.6 in making such offsets.

     8.7  Other  Indemnification   Provisions.   The  foregoing  indemnification
provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have made with respect to the Distribution Division, the Seller or the transactions contemplated by this Agreement.

                                   ARTICLE IX
                                   TERMINATION

     9.1 Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

     (a) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the First Closing;

     (b) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the First Closing (i) in the event the Seller has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach, (ii) if the First Closing Date shall not have occurred on or before January 18, 1999, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement) or the failure of the Seller to make the deliveries required pursuant to Section 2.5(a), or (iii) under the circumstances described in Section 10.5 hereof ; and

     (c) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the First Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach or (ii) if the First Closing Date shall not have occurred on or before January 18, 1998, by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement) or the failure of the Buyer to make the deliveries required by
Section 2.5(b), or (iii) under the circumstances described in Section 10.5(b) hereof.

     (d) The Buyer may terminate this Agreement if the Buyer determines upon its review of the status of the Accounts Receivable prior to the First Closing Date, that there has been a material adverse change in the likelihood of the collectibility of the Accounts Receivable as a result of the financial condition of any material Account Debtor and the Seller refuses to designate such Account Debtor as an Excluded Customer; provided that the aggregate amount subject to the foregoing Accounts Receivable shall exceed $50,000.

     9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Party (except for any Liability of any Party then in breach). If the Buyer and Seller terminate this Agreement pursuant to Section 9.1(a) or if the Buyer terminates this Agreement pursuant to Section 9.1(b) or 9.1(d) or if the Seller terminates this Agreement pursuant to Section 9.1(c)(iii), the Buyer shall be entitled to the return of the Down Payment. If the Seller terminates this Agreement pursuant to Section 9.1(c)(i) or 9.1(c)(ii), the Seller shall be entitled to the Down Payment.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other Party, such approvals shall not be unreasonably withheld; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure).

     10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     10.3 Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they have related in any way to the subject matter hereof.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     10.5 Risk of Loss The risk of loss, damage, taking or destruction to the Acquired Assets from fire, condemnation proceeding or other casualty or cause shall be borne by the Seller at all times up to the close of business on the First Closing Date. The Seller shall notify the Buyer immediately in writing upon any such loss, damage, taking or destruction occurring prior to the First Closing Date. Such notice shall specify with particularity the loss, taking or damage incurred, the cause thereof, if known or reasonably ascertainable, and the insurance coverage, if any. In the event of such loss, damage, taking or destruction, the proceeds of any claim for any such loss payable under any insurance policy with respect thereto shall be used to repair, replace or restore any such property to its former condition subject to the conditions stated below. If the

Acquired Assets cannot be repaired, replaced or restored prior to the First Closing Date, (a) the Buyer, at its sole option upon prior written notice to Seller; (i) may elect to postpone the First Closing Date until such time as the property has been repaired, replaced or restored or (ii) may elect to consummate the First Closing Date and accept the property in its then condition, in which event Buyer shall have the right to all proceeds of insurance theretofore and thereafter received covering the property involved and/or appropriate deductions from the Purchase Price shall be made; or (b) either the Buyer or the Seller may terminate this Agreement and declare it of no further force and effect, in which event except for the obligations of the Parties under Section 6.4, Section 9.2 and Section 10.13, this Agreement and all the terms and provisions hereof shall thereupon be deemed null and void without liability of either party hereto.

     10.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument, and signatures obtained by facsimile shall have the same effect of originals.

     10.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Seller:    Eastco Industrial Safety Corp.
                             130 West 10th Street
                             Huntington Station, NY 11746
                             Attn:            Larry Densen
                                              Arthur Wasserspring
                             Telephone No.:   (516) 427-1802
                             Fax No.:         (516) 427-1886

        Copy to: Hollenberg Levin Solomon Ross Belsky & Daniels LLP 585 Stewart Avenue
                             Suite 700
                             Garden City, NY 11530
                             Attn:            Herbert Solomon, Esq.
                             Telephone No.:   (516) 745-6000
                             Fax No.:         (516) 745-6642

        If to the Buyer:     Arbill Industries, Inc.
                             10450 Drummond Road
                             Philadelphia, PA 19154
                             Attn:            Sanford Pearl

                             Telephone No.:   (215) 501-8280
                             Fax. No.:        (215) 501-8121

        Copy to:             Wolf, Block, Schorr and Solis-Cohen LLP
                             350 Sentry Parkway
                             Building 640
                             P.O. Box 3036
                             Blue Bell, PA 19422-0757
                             Attn:            Bruce R. Lesser, Esq.
                             Telephone No.:   (610) 941-2450
                             Fax No.:         (610) 238-0305/0374

                             and to

                             Wolf, Block, Schorr and Solis-Cohen LLP
                             250 Park Avenue
                             New York, New York 10177
                             Attn:            Martha J. Flanders, Esq.
                             Telephone No.:   (212) 883-4915
                             Fax No.:         (212) 986-0604

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) and without regard to any rule or canon of construction which interprets agreements against the draftsman.

     10.10 Amendments and Waivers. The Parties may, by mutual agreement, amend this Agreement in any respect, and any Party, as to such Party, may (a) extend the time for the performance of any of the obligations of the other Party; (b) waive any inaccuracies in representations and warranties by the other Party; (c) waive compliance by the other Party with any of the agreements contained herein and performance of any obligations by the other Party; and (d) waive the fulfillment of any condition that is precedent to the performance by such Party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the Party against whom enforcement of the same is sought.

     10.11 Non-Waiver of Rights. By completing the First Closing and/or the Accounts Receivable Closing hereunder, the Buyer does not waive any breach of any warranty, representation or covenant made by the Seller hereunder or under any agreement, document, or instrument delivered to the Buyer by the Seller or otherwise referred to herein, and any claims and rights of the Buyer resulting from any such breach are specifically reserved by the Buyer.

     10.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.13 Expenses. The Buyer and the Seller each will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided that the Buyer will pay one half of the aggregate expenses incurred in document production, calender and Christmas gifts, up to $5,000.00.

     10.14 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

     10.15 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     10.16 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

     10.17 Arbitration and Submission to Jurisdiction. (a) Any dispute of controversy arising out of or relating to this Agreement, the Buyer's Note, or any breach of this Agreement or the Buyer's Note shall be settled by arbitration to be held in the City of Philadelphia in the Commonwealth of Pennsylvania in accordance with the rules then in effect of the American Arbitration Association or any successor thereto. The arbitrator may grant injunction or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive, and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the New York State and the Commonwealth of Pennsylvania courts for this purpose. In any such arbitration, the Parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Section 10.8.

     (b) Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. In any state or federal court proceeding, the Parties waive personal service of any process or other papers and agree that service thereof may be made in accordance with Section 10.8.

     10.18 Tax Matters.

     (a) Any agreement between the Seller and the Distribution Division regarding allocation or payment of Taxes or amounts in lieu of Taxes shall be deemed terminated at and as of the Closing Date.

     (b) The Seller will be responsible for the preparation and filing of all Tax Returns for the Seller for all periods as to which Tax Returns are due after the Closing Date (including the consolidated, unitary, and combined Tax Returns for the Seller which include the operations of the Distribution Division for any period ending on or before the Closing Date). The Seller will make all payments required with respect to any such Tax Return.

     (c) The Buyer will be responsible for the preparation and filing of all Tax Returns for the Distribution Division for all periods as to which Tax Returns are due after the Closing Date (other than for Taxes with respect to periods for which the consolidated, unitary, and combined Tax Returns of the Seller will include the operations of the Distribution Division). The Buyer will make all payments required with respect to any such Tax Return; provided, however, that the Seller will reimburse the Buyer concurrently therewith to the extent any payment the Buyer is making relates to the operations of the Distribution Division for any period ending on or before the Closing Date.

     10.19 Access to Information, The Seller shall cooperate fully with the Buyer after the First Closing Date and the Accounts Receivable Closing Date to provide the Buyer with access to the business records, contracts and other information of Seller existing as at the First Closing Date and the Accounts Receivable Closing Date and relating to any manner to any of the Acquired Assets or the conduct of the business of the Distribution Division. No files, books or records existing at the First Closing Date and the Accounts Receivable Closing Date and relating in any manner to the Acquired Assets or the conduct of the business of the Distribution Division shall be destroyed by the Seller for a period of six (6) years after the First Closing Date and the Accounts Receivable Closing Date without giving at least thirty (30) business days prior written notice, during which time the Buyer shall have the right to examine and to remove any such files, books and records prior to their destruction. The Buyer shall have reasonable access during the Seller's regular business hours to such books and records of the Seller of or relating to the Acquired Assets to the extent the Seller maintains such business records, contracts and other information as required hereby.

     10.20 Confidentiality. Notwithstanding anything to the contrary in this Agreement, the Confidentiality and Non-Disclosure Agreement date August 5, 1998 shall survive until the consummation of the First Closing and with respect to Accounts Receivable, until the Accounts Receivable Closing. All Disclosure Schedules provided by the Seller and the Buyer shall be deemed to contain Confidential Information (except for the information set forth on Schedule 3.6 contained in reports filed with the Securities and Exchange Commission.)

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                     ARBILL INDUSTRIES, INC.


                                     By:     /s/ Sanford K. Pearl
                                             ----------------------------
                                     Name:   Sanford K. Pearl
                                     Title:  VP/CFO



                                     EASTCO INDUSTRIAL SAFETY CORP.


                                     By:     /s/ Lawrence Densen
                                             ----------------------------
                                     Name:   Lawrence Densen
                                     Title:  President

Agreed to Section 2.3(b)(i)(A) and Section 2.3(c)(iii)

HOLLENBERG LEVIN SOLOMON ROSS
   BELSKY & DANIELS LLP


By:  /s/ Herbert Solomon
     ----------------------------
         Herbert Solomon

Agreed to Section 2.3(b)(i)(A) and Section 2.3(c)(iii)

WOLF, BLOCK, SCHORR AND SOLIS-COHEN LLP


By:  /s/ Bruce R. Lesser
     ----------------------------
         Bruce R. Lesser